EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
FLIGHT MANAGEMENT INTERNATIONAL, INC.
(PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW)

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Flight Management International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the Corporation's authorized preferred stock, par value $0.0001 per share (the "Preferred Stock"), and hereby states the designations and numbers thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

SERIES A CONVERTIBLE PREFERRED STOCK:

I.
DESIGNATION AND AMOUNT

The designation of the series of shares shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"); and the number of shares constituting such series shall be 1,000,000.  The number of shares of the Series A Preferred Stock may be increased or decreased from time to time by a resolution or resolutions of the Board of Directors; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series A Preferred Stock then outstanding.

II.
DIVIDENDS

The holders of Series A Preferred Stock shall be entitled to receive out of any funds or assets legally available therefore, when and if declared by the Board of Directors, dividends, on a basis, at the rate or in the amount as the Board of Directors considers appropriate. Notwithstanding the foregoing, no dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Corporation, with respect to any other class or series of shares of the Corporation, without the consent of the holders of the Series A Preferred Stock and unless and until a dividend in like amount was first paid in full on the Series A Preferred Stock (on an as-converted basis).

III.
VOTING RIGHTS

(a)           The holders of shares of Series A Preferred Stock will have the right to that number of votes determined by multiplying the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by 1,000.  Except as provided by law or the provisions of this Certificate of Designations, the holders of shares of Series A Preferred Stock shall vote  together with the holders of Common Stock and with the holders of any other series of Preferred   Stock the terms of which so provide, as a single class.

(c)           In addition to any other vote required by law or the Certificate of Incorporation, without the majority, whether by written consent or affirmative vote, of the holders of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not either directly or indirectly by amendment, merger, consolidation or otherwise:

(i)           alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(ii)           create (by reclassification or otherwise), authorize the creation of or issue any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock; or

(iii)           increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any other class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends.

IV.
CONVERSION

(a)           A holder of Series A Preferred Stock will have the right to convert the Series A Preferred Stock at the option of the holder, at any time, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price (as defined below) by the Series A Conversion Price (as defined below) for each such share in effect at the time of conversion.  For purposes hereof, "Series A Original Issue Price" means par value or US$0.0001 (par value) per share of Series A Preferred Stock; and the "Series A Conversion Price" shall initially be equal to the Series A Original Issue Price.  The initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  In the event of a liquidation, dissolution or winding up of the Corporation or a Liquidation Event (as defined below), the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  "Liquidation Event" means (i) any liquidation, winding-up, or dissolution of the Corporation, (ii) any consolidation, amalgamation or merger of the Corporation with or into any other entity, or any other corporate reorganization, in which the members of the Corporation immediately before such transaction own less than 50% of the Corporation's voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Corporation's domicile), (iii) sale or lease of all or substantially all of the assets of the Corporation, or (iv) the exclusive licensing of all or substantially all of the Corporation's intellectual property to a third party.  The date of issuance of the Series A Preferred Stock shall tack to the converted Common Stock.  In short, at time of conversion into Common Stock, the issuance date of the Series A Preferred Stock shall be considered the date of issuance for the issued Common Stock, as if the Common Stock itself was issued on the same day of the Series A Preferred Stock.

(b)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay round up to the next whole share to such fraction multiplied by the fair market value of a share of Common Stock as determined I good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)	Mechanics of Conversion.

(i)           Notice of Conversion.   In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of  Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent, if applicable.  Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, or under any state or federal securities law, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and payment of any declared by unpaid dividends on the shares of Series A Preferred Stock converted.

(ii)           Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized by unissued capital stock, for the purpose of effecting he conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(iii)           Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation my thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iv)           No Further Adjustment.  Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v)           Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this section.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)           Adjustment for Stock splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which the first share of Series A Preferred Stock was issued (the "Series A Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be deceased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series a Conversion Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(f)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section II of this Certificate of Designations do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(g)           Adjustment for Merger or Reorganization, etc.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but no the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by clauses (e) or (f) above), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section IV with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section IV (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(h)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section IV, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof an furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(i)	Notice of Record Date. In the event:

(1)           the Corporation shall take a record of the holders of its Common Stock (or othercapital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidation Event;

Then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

V.
INFORMATION RIGHTS

So long as any of the Series A Preferred Stock is outstanding, the Corporation will deliver to each holder thereof annual financial statements and other information reasonably requested by such holder.

VI.
MISCELLANEOUS

A.           Notices.  Any notice referred to herein shall be in writing and, unless first-class mail shall be specifically permitted for such notices under the terms hereof, shall be deemed to have been given upon personal delivery thereof, upon transmittal of such notice by telecopy (with confirmation of receipt by telecopy or telex) or five days after transmittal by registered or certified mail, postage prepaid, addressed as follows:

(i)           if to the Corporation, to its office at 1737 HWY 34, Farmingdale, NJ  07764 (attention President);

(ii)           if to a holder of the A Preferred Stock, to such holder at the address ofsuch holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the A Preferred Stock); or

(iii)           to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

B.           Reacquired Shares.  Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law.  All such shares of Series a Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $0.001 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $0.001 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

C.           Enforcement.  Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

D.           Transfer Taxes.  Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock or debentures on conversion or exchange of, or other securities or property issued on account of, shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or other securities or property in a name other than that in which the shares of Series A Preferred Stock so converted or exchanged, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the

Person requesting such issue has paid to the Corporation the amount of  any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

E.           Transfer Agent.  The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock.  Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock.

F.           Record Dates.  In the event that the Series A Preferred Stock shall be registered under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President / CEO and attested by its Secretary, this 22nd day of September, 2009.

Flight Management International, Inc.

By:  /s/ Pasquale Guadagno___________
       Name: Pasquale Guadagno
       Title: President

[Corporate Seal]

ATTEST:

/s/ Jay Pignatello_________
Name: Jay Pignatello
Title: Secretary